EIGHTH AMENDMENT TO LICENSE AGREEMENT

This Eighth Amendment to the License Agreement (hereinafter, “Eighth Amendment”) is made as of this 7th day of December , 2021 (the “Eighth Amendment Commencement Date”), by and between Indxx, LLC (“Licensor”), having an office at 470 Park Avenue South, Floor 8 South, New York, New York 10016, and First Trust Advisors L.P., an Illinois limited partnership (“First Trust” or “Licensee”), having an office at 120 East Liberty Drive, Wheaton, Illinois 60187, and hereby amends and supplements that certain License Agreement by and between Licensor and Licensee dated June 22, 2015 (as previously amended, “License Agreement”), by adding the attached Schedule VIII.

Unless otherwise herein defined, all defined terms shall have the meanings assigned to them in the License Agreement. Further, all other provisions of the Agreement, except as specifically amended herein, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be executed by their respective officers as of the Eighth Amendment Commencement Date.

INDXX, LLC	First Trust Advisors L.P.
/s/ Rahul Sen Sharma	/s/ James M. Dykas
Name: Rahul Sen Sharma	Name: James M. Dykas
Title: Managing Director	Title: Chief Financial Officer
Date: 12/07/2021	Date: 12/07/2021